Exhibit 4.2

FORM OF

SECOND AMENDED & RESTATED STOCKHOLDERS AGREEMENT

DATED AS OF

                 , 2014

AMONG

INC RESEARCH HOLDINGS, INC.

AVISTA CAPITAL PARTNERS II, L.P.

AVISTA CAPITAL PARTNERS (OFFSHORE) II, L.P.

AVISTA CAPITAL PARTNERS (OFFSHORE) II-A, L.P.

1829356 ONTARIO LIMITED

INC RESEARCH MEZZANINE CO-INVEST, LLC

ACP INC RESEARCH CO-INVEST, LLC

AND

THE MANAGEMENT STOCKHOLDERS IDENTIFIED HEREIN

i

ii

SECOND AMENDED & RESTATED STOCKHOLDERS AGREEMENT

THIS SECOND AMENDED & RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [            ], 2014, amends and restates in its entirety that certain Amended and Restated Stockholders Agreement, dated as of July 12, 2011 (the “Previous Agreement”), among INC Research Holdings, Inc. (f/k/a Triangle Acquisition Holdings Inc.), a Delaware corporation (together with its successors, the “Company”), Avista Capital Partners II, L.P., a Delaware limited partnership (“Avista”), Avista Capital Partners (Offshore) II, L.P., a Bermuda exempted limited partnership, Avista Capital Partners (Offshore) II-A, L.P., a Bermuda exempted limited partnership (collectively, the “Avista Funds”), 1829356 Ontario Limited, a corporation formed under the laws of the Province of Ontario and wholly-owned subsidiary of OTPP (as defined below), (“CapitalCo”; and each of CapitalCo, on the one hand, and the Avista Funds, collectively, on the other hand, a “Sponsor”), ACP INC Research Co-Invest, LLC, a Delaware limited liability company (the “Avista Syndication Vehicle”), INC Research Mezzanine Co-Invest, LLC, a Delaware limited liability company (the “Mezzanine Co-Invest Vehicle”), the individuals listed on the signature pages to the Previous Agreement and/or Annex A hereto as Management Stockholders, and the Persons who from time to time become stockholders of the Company in accordance with this Agreement and execute and deliver a Joinder Agreement, substantially as set forth on Exhibit A hereto (a “Joinder Agreement”) (each of the foregoing a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, in connection with the contemplated initial public offering (the “Offering”)of the Company’s New Class A Common Stock (as defined below), the board of directors of the Company (the “Board”) has approved this Agreement at a meeting of the Board on     , 2014;

WHEREAS, this Agreement shall be effective upon the effectiveness of the merger of INC Research Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate”), with and into the Company (the “Merger”) that is being effected in connection with the Offering (the “Effective Time”) pursuant to that certain Agreement and Plan of Merger by and between Intermediate and the Company (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, (i) each share of issued and outstanding stock of the Company designated as class A common stock (“Old Class A Common Stock”) issued, outstanding and held by 1829356 Ontario Limited, a corporation formed under the laws of the Province of Ontario and a wholly owned subsidiary of Ontario Teachers’ Pension Plan (the “OTPP Shareholder”)  immediately prior to the Effective Time was converted into and became a number of shares of New Class B Common Stock (as defined below) equal to multiplied by one share of Old Class A Common Stock; (ii) each share of Old Class A Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares of Old Class A Common Stock held by the OTPP shareholder as contemplated by clause (i) above (all such shares not held by the OTPP Shareholder, “Non-OTPP Class A Common Stock”), was converted into and became a number of shares of New Class A Common Stock, equal to multiplied by one share of Old Class A Common Stock, and such shares of New Class A Common Stock; (iii) each share of issued and outstanding stock of the Company designated as class B common stock (“Old Class B Common Stock”) immediately prior to the Effective Time was converted into and became a number of shares of new Class D common stock of the Company, par value $0.01 per share (“New Class D Common Stock”), equal to multiplied by one share of Old Class B Common Stock; (iv) each share of issued and outstanding stock of the Company designated as class C common Stock immediately prior to the Effective Time was converted into and became one (1) share of new Class C Common Stock of the Company, par value $0.01 per share (“New Class C Common Stock”); and (v) each share of Old Common Stock of the Corporation held by the Corporation or any of its subsidiaries immediately prior to the Effective Time (collectively, the “Treasury Shares”) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor

WHEREAS, promptly after the Effective Time and as referred to in the Merger Agreement, all of the shares of New Class C Common Stock and New Class D Common Stock will be redeemed by the Company;

WHEREAS, the Company, the Sponsors and the other Stockholders signatory hereto desire to amend and restate the Previous Agreement in accordance with Section 9.03 of the Previous Agreement; it being understood that such amendments to the Previous Agreement reflected herein do not adversely affect the Management Stockholders disproportionately as compared to the Sponsors, and, accordingly, are being adopted by the Company with the Requisite Consent (as defined in the Previous Agreement); and

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                                                  Definitions.

(a)                                 The following terms, as used herein, have the following meanings:

“30% Rule” means those certain regulatory provisions under the Pension Benefits Act (Ontario) that preclude OTPP from, directly or indirectly, investing in securities of a corporation to which are attached more than thirty percent (30%) of the votes that may be cast to elect the directors of the corporation, as those provisions may be amended or replaced from time to time.

“A&R Charter” means the Amended and Restated Certificate of Incorporation of the Company effective as of the Effective Time as contemplated by the Merger Agreement, as may be amended and/or restated from time to time.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where “control” means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.

“Board” means the Board of Directors of the Company.

“Business” means, with respect to the Company and its Subsidiaries, the provision of contract research services to pharmaceutical and biotechnology companies, including clinical trial services, data services, strategic and regulatory consulting services, post-approval services and functional services.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York or Toronto, Ontario are authorized or required by applicable law to close.

“By-laws” means the by-laws of the Company, as the same may be amended from time to time, a copy of which is attached as Exhibit B hereto, as the same may be amended from time to time as permitted hereunder.

“CapitalCo Stockholder” means CapitalCo and each Sponsor Affiliate thereof and each other of its Affiliates that is a Stockholder.

“Common Stock” means the New Class A Common Stock, the New Class B Common Stock, and any share capital of the Company into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Company Competitor” means (a) any Person that is reasonably determined by a majority of the disinterested members of the Board to be a competitor of the Company or any of its Subsidiaries in any material respect and (b) any Affiliate of any such Person specified in clause (a).  For purposes hereof, without limiting the foregoing, any Person with, or whose Affiliate has, substantial operations in the Business shall be presumed to be a Company Competitor unless the Board otherwise determines; provided, however, that for purposes of this Agreement, no private equity fund or CapitalCo, including the Sponsors (or any of their respective Affiliates), shall be deemed a Company Competitor solely due to its direct or indirect investment in a portfolio company of such Person where such portfolio company would be deemed a Company Competitor.

“Equity Securities” means, without duplication, (i) the Common Stock, and (ii) any other securities convertible into or exchangeable or exercisable for, or options, warrants or other rights to acquire, Common Stock, or any other equity or equity-linked security issued by the Company (excluding the New Class C Common Stock and the New Class D Common Stock).  Schedule A hereto sets forth the names of and the number of Equity Securities owned by each Stockholder as of the date hereof, and the Company shall update Schedule A from time to time to reflect any issuances or Transfers of Equity Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” means, with respect to any Person who is an individual, any spouse or lineal descendants, including adoptive relationships.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any federal, state, local or foreign governmental authority, department, commission, board, bureau, agency, court, instrumentality or judicial or regulatory body or entity.

“Incentive Plan” means the Company’s 2014 Equity Incentive Plan, as the same may be amended, modified or supplemented.

“Investment Vehicle” means the Avista Syndication Vehicle and/or the Mezzanine Co-Invest Vehicle.

“IPO” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

“Management Permitted Transferee” means, with respect to any Management Stockholder, (i) any executor, administrator or testamentary trustee of such Stockholder’s estate if such Stockholder dies, (ii) any Person receiving Equity Securities of such Stockholder by will, intestacy laws or the laws of descent or survivorship, or (iii) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Stockholder or one or more Family Members of such Stockholder.

“Management Stockholders” means those certain members of management of the Company or its Subsidiaries who are, from time to time, party to this Agreement and their Management Permitted Transferees.

“New Class A Common Stock” means the shares of Class A common stock, par value $0.01 of the Company, as of the Effective Time, with such rights and preferences as set forth in the A&R Charter.

“New Class B Common Stock” means the shares of Class B common stock, par value $0.01 of the Company, as of the Effective Time, with such rights and preferences as set forth in the A&R Charter.

“Non-Competition Period” shall mean the period commencing on the last day of such Management Stockholder’s employment by the Company or any of its Subsidiaries and ending on the first anniversary of the last day of such Management Stockholder’s employment by the Company or any of its Subsidiaries.

“Option” means an option to purchase shares of New Class A Common Stock granted pursuant to the Incentive Plan.

“OTPP” means Ontario Teachers’ Pension Plan Board.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.

“Proportion” means the percentage derived by dividing the amount of shares of New Class A Common Stock and all Class B Common Stock) to be transferred by any Sponsor or its Sponsor Affiliates, by the total amount of shares of New Class A Common Stock and New Class B Common Stock held by all of the Sponsors and their Sponsor Affiliates before such proposed Transfer.

“Public Offering” means an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means shares of Common Stock, including those shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or other security of the Company or any of its Subsidiaries and any securities of the Company which may be issued or distributed with respect to, or in exchange or substitution for, or conversion of, such Common Stock and such other securities pursuant to a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or otherwise or subsequently acquired by the Stockholders; provided, that Registrable Securities shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, (ii) which have been sold pursuant to Rule 144 or Rule 145, (iii) which have been registered for resale pursuant to an effective registration statement on a Form S-8 (or any successor or similar form); and provided, further, that, for the avoidance of doubt, all Registrable Securities held by Management Stockholders shall remain subject to Section 4.02 of this Agreement.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters to be provided pursuant to Section 7.05(h) hereof), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and out-of-pocket expenses of any counsel to each of the Sponsors (including the Investment Vehicles), and for one counsel to the Management Stockholders participating in the offering selected by the Management Stockholders holding the majority of the Registrable Securities to be sold for the account of all Management Stockholders in the offering, (ix) fees and expenses in connection with any review of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in any offering, including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies, and (xv) all other costs and expenses incurred by the Company or its officers in connection with their compliance with Article 7 hereof.

“Requisite Consent” means the prior written consent of each Sponsor whose ownership (together with its respective Sponsor Affiliates) of shares of New Class A Common

Stock and New Class B Common Stock is equal to at least fifteen percent (15%) of the shares of New Class A Common Stock and New Class B Common Stock then outstanding.”

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Rule 145” means Rule 145 (or any successor provision) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Affiliates” means, (x) in the case of the Avista Funds, is an investment fund that is a parallel fund (but not a successor fund) or alternative investment vehicle of the Avista Funds with the same general partner as the Avista Funds or a direct or indirect wholly-owned Subsidiary of the Avista Funds or such parallel fund or alternate investment vehicle, including the Avista Syndication Vehicle, and (y) in the case of CapitalCo, is a direct or indirect, wholly owned Subsidiary of OTPP; provided, however, that no “portfolio company” (as such term is customarily used among institutional investors) of any Sponsor or any entity controlled by any portfolio company of any Sponsor shall constitute a Sponsor Affiliate.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of the ownership interest (determined by equity or economic interests) in, and the voting control of, such other Person.

“Transfer” means, with respect to any Equity Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Equity Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Avista	Preamble
Avista Designees	2.01(a)(i)
Avista Funds	Preamble
Avista Syndication Vehicle	Preamble
CapitalCo	Preamble
CapitalCo Designees	2.01(a)(ii)
Company	Preamble
Confidential Information	8.03(a)
Confidentiality Affiliates	8.03(a)
Coordination Committee	4.01(b)

TERM	SECTION
Damages	7.06
Demand Maximum Offering Size	7.01(d)
Demand Registration	7.01(a)
Determination Time	4.02(b)
Effective Time	Recitals
INC Research	Recitals
Indemnified Party	7.08
Indemnifying Party	7.08
Inspectors	7.05(g)
Intermediate	Recitals
Joinder Agreement	Preamble
Merger	Recitals
Merger Agreement	Recitals
Mezzanine Co-Invest Vehicle	Recitals
New Class C Common Stock	Recitals
New Class D Common Stock	Recitals
Non-OTPP Class A Common Stock	Recitals
Offering	Recitals
Old Class A Common Stock	Recitals
Old Class B Common Stock	Recitals
Original Agreement	Recitals
OTPP Shareholder	Recitals
Piggyback Maximum Offering Size	7.02(b)
Piggyback Registration	7.02(a)
Previous Agreement	Preamble
Records	7.05(g)
Registering Stockholders	7.01(a)(ii)
Relative Ownership Percentage	4.02(b)
Requesting Stockholders	7.01(a)
Shelf Registration	7.03(a)
Shelf Request	7.03(a)
Stockholder	Preamble
Stockholders	Preamble
Sponsor Designees	2.01(a)(ii)
Sponsors	Preamble
Underwritten Shelf Take-down	7.03(b)
Unrestricted Securities	4.02(b)(i)
Unwinding Event	4.04(b)
Withdrawing Holders	7.04(b)

(c)                                  Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time.  When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to “$” means U.S. dollars.

Annexes/Exhibits/Schedules.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Other.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01.                                                  Composition of the Board.

(a)                                 Subject to Section 2.01(e) below, Avista, for and on behalf of the Avista Funds, shall have the right to nominate two directors to the Board of Directors of the Company (the “Avista Designees”).

(b)                                 CapitalCo shall have the right to nominate two directors to the Board of Directors of the Company (the “CapitalCo Designees” and, together with the Avista Designees, the “Sponsor Designees”).

(c)                                  (i) In the event that any Sponsor (and its Sponsor Affiliates) cease to beneficially own shares of New Class A Common Stock and/or Class B Common stock that equal at least fifteen percent (15%) of the shares of New Class A Common Stock and Class B Common Stock then outstanding, but continues to beneficially own shares of New Class A Common Stock and/or New Class B Common Stock that equal at least five percent (5%) of the shares of New Class A Common Stock and New Class B Common Stock then outstanding, such Sponsor shall no longer have the right to appoint two Sponsor Designees, and shall have the right to appoint only one Sponsor Designee, and (ii) in the event that any Sponsor (and its Sponsor Affiliates) cease to beneficially own shares of New Class A Common Stock and/or New Class B Common

Stock that equal at least five percent (5%) of the shares of New Class A Common Stock and New Class B Common Stock then outstanding, such Sponsor shall no longer have the right to nominate any Sponsor Designees.

(d)                                 The Company shall use all reasonable efforts to facilitate the appointment of the Sponsor Designees pursuant to this Section 2.01 to be elected as members of the Board, and to permit the Sponsors to remove, replace or change their Sponsor Designees from time to time and fill vacancies created by reason of death, removal or resignation of such Sponsor Designees, including by calling a general meeting of stockholders of the Company for the purpose of voting on any appointment, removal, replacement or change.

(e)                                  Until such time as any of the Sponsors (together with its Sponsor Affiliates) individually ceases beneficially to own shares of New Class A Common Stock and/or Class B Common Stock that equal at least five percent (5%) of the shares of New Class A Common Stock or New Class B Common Stock then outstanding, each Sponsor and the Mezzanine Co-Invest Vehicle shall, at any time it is then entitled to vote for the election of directors to the Board, vote all of its Equity Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(f)                                   The Company shall reimburse each Sponsor (or its designee) for all reasonable out-of-pocket expenses incurred in connection with the attendance by such Sponsor’s Sponsor Designees at meetings of the Board or any committee thereof, including, without limitation, travel, lodging and meal expenses.

Section 2.02.                                                  Intentionally Omitted.

Section 2.03.                                                  Additional Provisions.

(a)                                 The Company agrees and acknowledges that the Sponsor Designees may share confidential, non-public information about the Company with the Sponsors.

(b)                                 (i)                                     The Company covenants and agrees to, until such time as such Sponsor ceases to beneficially own shares of New Class A Common Stock and/or Class B Common Stock that equal less than percent (5%) of the outstanding shares of New Class A Common Stock and Class B Common Stock, (i) deliver to each of the Sponsors with reasonable promptness, such information and data, including, but not limited to, any information necessary to assist each of the Sponsors in preserving its qualification as a “venture capital operating company” as defined in the regulations promulgated under the Employment Retirement Income Security Act of 1974 by the United States Department of Labor, with respect of the Company and each of its subsidiaries from time to time may be reasonably requested by such Sponsor and (ii) cause its and its Subsidiaries’ officers, directors, employees, auditors and other agents to (a) afford the officers, employees, auditors and other agents of such Sponsor, during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Sponsor the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Sponsor may reasonably request.

(c)                                  CapitalCo covenants and agrees to convert its shares of New Class B Common Stock to shares of New Class A Common Stock at such times as it becomes aware that such conversion is necessary for the Sponsors to maintain more than fifty percent (50%) voting power for the election of directors of the Board; provided that CapitalCo shall not be required to make any such conversions to the extent that doing so would violate the 30% Rule as determined by CapitalCo.  In addition, the Company shall provide CapitalCo with reasonable advance notice of any redemption or repurchase by the Company of New Class A Common Stock so as to permit CapitalCo (and any of its Sponsor Affiliates) to convert its shares of New Class A Common Stock into shares of New Class B Common Stock in order to avoid a violation of the 30% Rule.

(d)                                 If the IPO is not consummated on or prior to this Agreement will be of no force and effect, the Previous Agreement will be in full force and effect, and the parties will take reasonable efforts to (i) restore the capital structure of the Company to the capital structure of the Company that was in effect immediately prior to the Effective Time, including by amending and restating the certificate of incorporation of the Company to the form thereof immediately prior to the Effective Time, and (ii) the stockholder ownership structure of the Company in respect of each stockholder’s shareholdings to that of the Company that was in effect immediately prior to the Effective Time.

Section 2.04.                                                  [Intentionally Omitted.]

Section 2.05.                                                  [Intentionally Omitted.]

Section 2.06.                                                  [Intentionally Omitted.]

Section 2.07.                                                  Matters Requiring Stockholder Consent.  Until such time as the Sponsors collectively cease to beneficially own shares of New Class A Common Stock and/or New Class B Common Stock that equal at least fifty percent (50%) of the shares of New Class A Common Stock and New Class B Common Stock then outstanding, the Company shall not (and shall not permit any of its Subsidiaries to) take any of the actions listed below without the Requisite Consent; provided, that in that event that either the Avista Funds or CapitalCo owns less than fifteen percent (15%) of the Company’s New Class A Common Stock and New Class B Common Stock, such action will only require the prior written consent of the Sponsor owning fifteen percent (15%) or more of the outstanding shares of New Class A Common Stock and New Class B Common Stock:

(a)                                 enter into or effect any transaction or series of related transactions, involving the purchase, rent, license, exchange or other acquisition by the Company or any of its Subsidiaries of any assets (including any securities of any other Person) for consideration having a fair market value (as reasonably determined by the Board) in excess of seventy five million dollars ($75,000,000) other than transactions in the ordinary course of business exclusively between and among any of the Company’s direct or indirect wholly-owned Subsidiaries;

(b)                                 enter into or effect any transaction or series of related transactions, involving the sale, lease, license, exchange or other disposal by the Company or any of its Subsidiaries of any assets (including any securities of the Company or any of its Subsidiaries) for consideration having a fair market value (as reasonably determined by the Board) in excess of seventy five million dollars ($75,000,000), other than transactions in the ordinary course of business exclusively between and among any of the Company’s direct or indirect wholly-owned Subsidiaries;

(c)                                  enter into any material joint venture, partnership, business alliance or similar arrangement, that has, or would reasonably be expected to have, an aggregate value in excess of seventy five million dollars ($75,000,000) in one transaction or series of transactions, or modify or amend any material joint venture, partnership, business alliance similar arrangement; or

(d)                                 hire or remove, with or without cause, the Chief Executive Officer of the Company or any of its Subsidiaries, from time to time;

Section 2.08.                                                      [Intentionally Omitted.]

ARTICLE 3

[INTENTIONALLY OMITTED.]

ARTICLE 4

RESTRICTIONS ON TRANSFER

Section 4.01.                                                  General Restrictions on Transfer.

(a)                                 Each Stockholder understands and agrees that the Equity Securities held by it have not been registered under the Securities Act and are restricted securities under the Securities Act.  No Stockholder shall Transfer any Equity Securities (or solicit any offers in respect of any Transfer of any Equity Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any restrictions on Transfer contained in this Agreement or any other provisions set forth in any other agreements or instruments pursuant to which such Equity Securities were issued.

(b)                                 The Sponsors shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, and will maintain such committee until the earlier of (i) the first anniversary of an IPO, or (ii) disbanded with Requisite Consent.  During the one (1) year period following an IPO, except with respect to a Transfer by a Sponsor to a Sponsor Affiliate of such Sponsor, the Coordination Committee shall facilitate coordination of dispositions by the Sponsors of any securities of the Company held by the Sponsors, any Sponsor wishing to Transfer any securities during such period shall consult with the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action.  Each Sponsor shall be permitted to designate one representative (who may, but need not, be a director of the Company) to participate on the Coordination Committee, and shall be permitted to remove and replace such designee from time to time.  The procedures governing the conduct of the Coordination Committee shall be established from time to time by Requisite Consent; provided, that such procedures shall not discriminate against any particular designee or designees in any material way.

(c)                                  Notwithstanding anything to the contrary herein, for so long as either of the Sponsors holds more than five percent (5%) of New Class A Common Stock and/or New Class B Common Stock issued by the Company, a Sponsor wishing to effectuate a Transfer of some or all of its Equity Securities pursuant a Transfer under Rule 144 promulgated under the Securities Act (such Transfer, a “Rule 144 Transfer”; and such Sponsor, a “Rule 144 Transferring Sponsor”) shall consult with the other Sponsor (the “Other Sponsor”) at least two (2) Business Days prior to effectuating any such Rule 144 Transfer, and shall provide the Other Sponsor with the opportunity to participate in the contemplated Rule 144 Transfer by selling its Equity Securities up to an amount equal to (x) the number of Equity Securities proposed to be Transferred by the Rule 144 Transferring Sponsor in such Rule 144 Transfer multiplied by (y) a fraction, the numerator of which is the number of Equity Securities held by the Other Sponsor immediately prior to the Rule 144 Transfer, and the denominator of which is the number of Equity Securities held by the Rule 144 Transferring Sponsor immediately prior to the Rule 144 Transfer; it being understood that if such product is fractional, it shall be rounded down to the nearest whole number.

(d)                                 The Transfer restrictions in this Agreement may not be avoided by the holding of equity securities directly or indirectly through a Person that can itself be sold to dispose of an interest in Equity Securities free of such restrictions.

Section 4.02.  Restrictions on Transfer by Management Stockholders.  Notwithstanding anything in this Agreement to the contrary:

(a)                                 Prior to an IPO, no Management Stockholder may Transfer any of its Equity Securities, except (i) to a Management Permitted Transferee in accordance with Section 4.04 or (ii) with the Requisite Consent; provided that, in each case, such Transfer shall be in compliance with any agreement or instrument pursuant to which such Equity Securities have been issued.

(b)                                 Following an IPO, until such time as the Sponsors have Transferred at least 50% of the Equity Securities owned by the Sponsors immediately prior to the IPO, no Management Stockholder shall Transfer any Equity Securities (other than to Management Permitted Transferees pursuant to Section 4.04) to the extent that such Transfer would result in the Relative Ownership Percentage (as defined below) of such Management Stockholder immediately following the effective time of such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of the Sponsors immediately following the Determination Time.  For purposes of this Section 4.02(b), “Relative Ownership Percentage” means:

with respect to a Management Stockholder, a fraction (expressed as a percentage), (A) the numerator of which is the number of Equity Securities other than unvested options to purchase Common Stock (“Unrestricted Securities”) owned by such Management Stockholder immediately following the Determination Time and (B) the denominator of which is the sum of (x) the number of Unrestricted Securities owned by such Management Stockholder immediately following the IPO and (y) the number of Equity Securities owned by such Management Stockholder that were not Unrestricted Securities immediately following the IPO but that have subsequently become Unrestricted Securities; and

with respect to the Sponsors, a fraction (expressed as a percentage), (A) the numerator of which is the aggregate number of Equity Securities owned by the Sponsors immediately following the Determination

Time and (B) the denominator of which is the aggregate number of Equity Securities owned by the Sponsors immediately following the IPO.

(c)                                  Any attempt by a Management Stockholder to Transfer any Equity Securities not in compliance with this Section 4.02 Agreement shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.  The parties hereto acknowledge that the transfer restrictions contained herein are reasonable and in the best interests of the Company.

Section 4.03.                                                  [Intentionally Omitted.]

Section 4.04.                                                  Management Permitted Transferees.

(a)                                 Subject to Section 4.01, any Management Stockholder may at any time Transfer any or all of its Equity Securities to a Management Permitted Transferee without the consent of any Person and without compliance with Section 4.02, so long as such Management Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement.  Such Management Stockholder must give prior written notice to the Company of any proposed Transfer to a Management Permitted Transferee, including the identity of such proposed Management Permitted Transferee and such other documentation reasonably requested by the Company, to ensure compliance with the terms of this Agreement.

(b)                                 If, while a Management Permitted Transferee holds any Equity Securities, a Management Permitted Transferee ceases to qualify as a Management Permitted Transferee in relation to the initial transferring Management Stockholder from whom or which such Management Permitted Transferee or any previous Management Permitted Transferee of such initial transferring Management Stockholder received such shares (an “Unwinding Event”), then:

(i)                                     the relevant initial transferor Management Stockholder shall forthwith notify the other Stockholders and the Company of the pending occurrence of such Unwinding Event; and

(ii)                                  immediately following such Unwinding Event, without limiting any other rights or remedies, such initial transferor Management Stockholder shall take all actions necessary to effect a Transfer of all the Equity Securities held by the relevant Sponsor Affiliate either back to such Management Stockholder or, pursuant to this Section 4.04, to another Person that qualifies as a Sponsor Affiliate of such initial transferring Management Stockholder.

Section 4.05.                                                  [Intentionally Omitted.]

Section 4.06.                                                  [Intentionally Omitted.].

Section 4.07.                                                  [Intentionally Omitted.]

Section 4.08.                                                  Mezzanine Co-Invest Vehicle Participation.  In connection with any Transfers of Equity Securities permitted by this Agreement by either Sponsor, the Mezzanine Co-Invest Vehicle and each of the Sponsors will cooperate in good faith and take such actions with respect to the Equity Securities held by the Mezzanine Co-Invest Vehicle, such that the Mezzanine Co-Invest Vehicle may Transfer Equity Securities it holds in such Transfer up to a maximum amount of Equity Securities that is equal to the Proportion times the amount of Equity Securities held by the Mezzanine Co-Invest Vehicle as of immediately prior to such proposed Transfer.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

[INTENTIONALLY OMITTED]

ARTICLE 7

REGISTRATION RIGHTS

Section 7.01.                                                  Demand Registration.

(a)                                 At any time after the six month anniversary of the consummation by the Company of the IPO, if the Company shall receive a written request from a Sponsor or Sponsors holding outstanding Registrable Securities (such requesting Persons, the “Requesting Stockholders”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Stockholders’ Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least ten (10) days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Stockholders and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i)                                     all Registrable Securities for which the Requesting Stockholders have requested registration under this Section 7.01, and

(ii)                                  subject to the restrictions set forth in Section 7.01(d), all other Registrable Securities that any other Stockholders (all such Stockholders, together with the Requesting Stockholders, the “Registering Stockholders”) have requested the Company to register by request received by the Company within seven (7) days after such Stockholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that no Person may participate in any registration statement pursuant to this Section 7.01(a) unless such Person agrees to sell their Registrable Securities to the underwriters selected as provided in Section 7.05(f) on the same terms and conditions as apply to the Requesting Stockholders; provided, however, that no such Registering Stockholders shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws by such Registering Stockholder as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling

Registrable Securities, and the liability of each such Person will be in proportion thereto; and provided, further, that such liability will be limited to, the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration;

provided that, the Company shall not be obligated to effect a Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included by all Registering Stockholders in such Demand Registration are at least $25,000,000.

(b)                                 Promptly after the expiration of the seven-day period referred to in Section 7.01(a)(ii) hereof, the Company will notify all Registering Stockholders of the identities of the other Registering Stockholders and the number of shares of Registrable Securities requested to be included therein.  At any time prior to the effective date of the registration statement relating to such registration, a majority of the Requesting Stockholders may revoke such request without liability to any of the other Registering Stockholders, by providing a notice to the Company revoking such request.

(c)                                  The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such Registration is effected; provided that holders of Registrable Securities shall pay all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Stockholder, except for the fees and disbursements of the Stockholders borne and paid by the Company as a Registration Expense.

(d)                                 If a Demand Registration involves a Public Offering and the managing underwriter advises the Company and the Requesting Stockholders that, in its view, the number of Registrable Securities that the Registering Stockholders and the Company propose to include in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Demand Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Demand Maximum Offering Size:

(i)                                     first, all Registrable Securities requested to be registered by the Registering Stockholders (the Registrable Securities in this clause (i) allocated, if necessary for the offering not to exceed the Demand Maximum Offering Size, pro rata among the Requesting Stockholders and the other holders of Registrable Securities on the basis of the relative number of Registrable Securities so requested to be included in such registration by each); and

(ii)                                  second, all Registrable Securities proposed to be registered by the Company.

(e)                                  The Company may defer the filing (but not the preparation) of a registration statement, or suspend the continued use of a registration statement, required by Section 7.01 for a period of up to sixty (60) days after the request to file a registration statement if at the time the Company receives the request to register Registrable Securities, the Company or any of its Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith, after consultation with external legal counsel, that such disclosure would have a material adverse effect on the Company or its business or on the Company’s ability to effect a proposed material acquisition, disposition, financing, reorganization, recapitalization or similar transaction.  A deferral of the filing of a registration statement, or the suspension of the continued use of a registration statement, pursuant to this Section 7.01(e), shall be lifted, and the requested registration statement shall be filed forthwith, in the case of a deferral, if the negotiations or other activities are disclosed or terminated.  In order to defer the filing of a registration statement, or suspend the continued use of a registration statement, pursuant to this Section 7.01(e), the Company shall promptly (but in any event within five (5) days), upon determining to seek such deferral or suspension, deliver to each Requesting Stockholder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing, or suspending the continued use of a registration statement, pursuant to this Section 7.01(e) and a general statement of the reason for such deferral or suspension, as the case may be, and an approximation of the anticipated delay.  The Company may defer the filing, or suspend the continued use of, a particular registration statement pursuant to this Section 7.01(e) no more than twice in any twelve month period; provided, that there must be an interim period of at least sixty (60) days between the end of one deferral or suspension period and the beginning of a subsequent deferral or suspension period.  The Company agrees, that in the event it exercises its rights under this Section 7.01(e), it shall, within ten (10) days following receipt by the holders of Registrable Securities of the notice of deferral or suspension, as the case may be, update the deferred or suspended registration statement as may be necessary to permit the holders of Registrable Securities to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

Section 7.02.                                                  Piggyback Registration.

(a)                                 If the Company proposes to register any Equity Securities under the Securities Act (whether for itself or otherwise in connection with a sale of securities by another Person, but other than (i) in connection with a Shelf Registration and any resale of Registrable Securities pursuant to a Shelf Registration, which shall be governed by the terms of Section 7.03, (ii) a registration on a Form S-4 in connection with a direct or indirect acquisition by the Company of another Person, (iii) a registration on a Form S-8, or (iv) an IPO (unless the Sponsors are participating therein as selling stockholders), the Company shall at each such time give prompt written notice at least ten (10) days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder holding Registrable Securities hereunder, which notice shall set forth such Stockholder’s rights under this Section 7.02 and shall offer such Stockholder the opportunity to include in such registration statement all or any portion of the Registrable Securities held by such Stockholder (a “Piggyback Registration”), subject to the restrictions set forth herein.  Upon the request of any such Stockholder made within ten (10) days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Stockholders with rights to require registration of Registrable Securities hereunder, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if such registration involves a Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 7.05(f) on the same terms and conditions as apply to the Company or any other selling stockholders; provided, however, that no such Person shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws by such Person as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto, and provided, further, that such liability will be limited to, the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.  If, at any time after giving notice of its intention to register any Registrable Securities pursuant to this Section 7.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company or the initiating holders, as applicable, shall determine for any reason not to register such securities, the Company shall give notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  No registration effected under this Section 7.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 7.01.  The Company shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

(b)                                 If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 7.01(d) shall apply) and the managing underwriter advises the Company that, in its view, the number of Registrable Securities that the Company and all selling stockholders propose to include in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Piggyback Maximum Offering Size”), the Company shall include in such registration, in the following priority, up to the Piggyback Maximum Offering Size:

(i)                                     first, such number of Registrable Securities proposed to be registered for the account of the Company, if any, as would not cause the offering to exceed the Piggyback Maximum Offering Size; and

(ii)                                  second, all Registrable Securities requested to be included in such registration by any Stockholders pursuant to this Section 7.02 (the Registrable Securities in this clause (ii) allocated, if necessary for the offering not to exceed the Piggyback Maximum Offering Size, pro rata among such Stockholders based on their relative number of Registrable Securities requested to be included in the Piggyback Registration); provided, however, that notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Stockholders may be excluded further if the underwriters make the determination described above and no other Stockholder’s securities are included in such offering.

Section 7.03.                                                  Shelf Registration.

(a)                                 At any time after the 12 month anniversary of the consummation by the Company of the IPO, upon receipt of a written request (the “Shelf Request”) from a Sponsor or Sponsors holding more than ten percent (10%) of the then outstanding Registrable Securities that the Company file a “shelf” registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration”) on Form S-3 (or any successor form to Form S-3, or any similar short-form registration statement), covering the resale of Registrable Securities, the reasonably anticipated gross proceeds from all resales covered thereunder of which would exceed $25,000,000, the Company shall (i) within five (5) days of the receipt by the Company of such notice, give written notice of such proposed registration to any non-requesting Sponsor, and (ii) use its reasonable best efforts, consistent with the terms of this Agreement, to cause the Shelf Registration to be filed with the SEC as soon as practicable (but in no event later than thirty (30) days of its receipt of the Shelf Request) and to include all Registrable Securities held by such requesting Sponsor to be registered on such form for the offering together with all or such portion of the Registrable Securities of any other Sponsor joining in such request as are specified in a written request received by the Company within ten (10) days after receipt of such written notice from the Company and (iii) use its reasonable best efforts, consistent with the terms of this Agreement, to cause such Shelf Registration to be declared effective by the SEC as soon as possible.  As soon as reasonably practicable after the IPO, the Company will use its reasonable best efforts, consistent with the terms of this Agreement, to qualify for and remain eligible to use Form S-3 registration or a similar short-form registration.  The provisions of Section 7.05 shall be applicable to each take-down from a Shelf Registration initiated under this Section 7.03 and any subsequent resale of Registrable Securities pursuant thereto; provided, that the gross proceeds from such take-down equal at least $10,000,000.

(b)                                 In connection with any proposed firmly underwritten resale of Registrable Securities which is not pursuant to a Demand Registration under Section 7.01 and with respect to which such Shelf Registration is expressly being utilized to effect such resale (an “Underwritten Shelf Take-down”) pursuant to a Shelf Registration, each Sponsor agrees, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate with the other Sponsor prior to initiating any sales efforts and cooperate with the other Sponsor as to the terms of such Underwritten Shelf Take-Down, including the aggregate amount of securities to be sold and the number of Registrable Securities to be sold by each Sponsor.  In furtherance of the foregoing, the Company shall give prompt notice to the non-initiating Sponsor (if such Sponsor’s Registrable Securities are included in the Shelf Registration) of the receipt of a request from the initiating Sponsor (whose Registrable Securities are included in the Shelf Registration) of a proposed Underwritten Shelf Take-Down under and pursuant to the Shelf Registration and, notwithstanding anything to the contrary contained herein, will provide such non-initiating Sponsor a period of two (2) business days to participate in such Underwritten Shelf Take-Down, subject to the terms negotiated by and applicable to the initiating Sponsor and subject to “cutback” limitations set forth in Section 7.01(d) as if the subject Underwritten Shelf Take-Down was being effected pursuant to a Demand Registration.  All such Sponsors electing to be included in an Underwritten Shelf Take-down must sell their Registrable Securities to the underwriters selected as provided in Section 7.05(f) on the same terms and conditions as apply to any other selling stockholders; provided, however, that no such Person shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws by such Person as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto, and provided, further, that such liability will be limited to, the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.

(c)                                  The Company shall be liable for and pay all Registration Expenses in connection with each Shelf Registration, regardless of whether such Shelf Registration is effected, and any Underwritten Shelf Take-Down; provided that holders of Registrable Securities shall pay all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Sponsor, except for the fees and disbursements of the Sponsors borne and paid by the Company as a Registration Expense.

(d)                                 Notwithstanding anything to the contrary contained herein, no Management Stockholder will be entitled to participate with respect to any shelf registration effected pursuant to this Section 7.03 or with respect to any resales of securities pursuant to any shelf registration.

Section 7.04.                                                  Lock-Up Agreements.

(a)                                 In connection with each underwritten Public Offering (excluding, in the case of the Sponsors only, an Underwritten Shelf Take-Down) and if requested by the managing underwriter, each of the Company and the Stockholders agree not to effect any public sale or private offer or distribution (other than a distribution-in-kind pro rata to all limited partners or members, as the case may be, of such Stockholder) of any Registrable Securities during the ten (10) days prior to the consummation of such Public Offering and during such time period after the consummation of such Public Offering, not to exceed ninety (90) days (one-hundred and eighty (180) days in the case of the IPO) as may be requested by the managing underwriter; provided that such lock-up agreements are also required from all directors, executive officers and Stockholders who hold at least five percent (5%) of the Registrable Securities and that are party to this Agreement; provided, further that each such director, executive officer or Stockholder referenced in the foregoing proviso, shall enter into such lock-up agreements if so required.  Notwithstanding the foregoing, this Section 7.04 shall not apply to any sale by a Stockholder or a director or officer of a Stockholder of Common Stock acquired in open market transactions or block purchases by such Stockholder or its Affiliates subsequent to the IPO.  Any discretionary waiver or reduction of the requirements under the foregoing provisions made by the Company or the applicable lead managing underwriters shall apply to each Stockholder on a pro rata basis.

(b)                                 At any time following the IPO, either Sponsor that, together with its Affiliates, holds less than five percent (5%) of the then outstanding Common Stock may elect (on behalf of itself and its Affiliates (collectively, the “Withdrawing Holders”)), by written notice to the Company, to withdraw from the provisions of this Article 7 and as a result of such withdrawal, such Withdrawing Holders shall no longer be entitled to the rights, nor be subject to the obligations, of this Article 7 and the Common Stock held by the Withdrawing Holders shall conclusively be deemed thereafter not to be “Registrable Securities” under this Agreement.  No withdrawal pursuant to this Section 7.04(b) shall release any Withdrawing Holder from its indemnification and contribution rights and obligations, if any, pursuant to Sections 7.06, 7.07, 7.09 and 9.11 herein.

Section 7.05.                                                      Registration Procedures.  Whenever any Stockholders request that any Registrable Securities be registered pursuant to Section 7.01, Section 7.02, or Section 7.03 hereof, subject to the provisions of such Sections, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a)                                 The Company shall, as expeditiously as possible, and, if the Company is not qualified for the use of Form S-3, no later than sixty (60) days from the date of receipt by the Company of the written request, and if the Company is qualified for use of Form S-3, no later than forty-five (45) days from the date of receipt by the Company of the written request, prepare and file with the SEC a registration statement on any form for which the Company then qualifies and the managing underwriter, if any, and the holders of a majority of the Registrable Securities to be registered thereunder shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than one-hundred and eighty (180) days or in the case of a Shelf Registration, not less than two years (or such shorter period in which all of the Registrable Securities of the Registering Stockholders included in such registration statement shall have actually been sold thereunder); provided, however, that such one-hundred and eighty (180) day period or two year period, as applicable, shall be extended for a period of time equal to the period any Stockholder refrains from selling any securities included in such registration at the request of an underwriter and in the case of any Shelf Registration, subject to compliance with applicable SEC rules, such two year period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)                                 Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

(c)                                  After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act and shall incorporate such information as the managing underwriter or underwriters and each of the Sponsors agree should be included therein relating to the plan of distribution; provided, that in the event the Registrable Securities being sold for either of the Sponsors are less than 50% of the Registrable Securities of the other Sponsor, then the agreement of the Sponsor who holds such lesser amount of Registrable Securities being sold, shall not be required under this Section 7.05(c), (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Stockholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Registering Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)                                 The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering

Stockholder holding such Registrable Securities reasonably (in light of such Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.05(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)                                  The Company shall immediately notify each Registering Stockholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder and file with the SEC any such supplement or amendment.

(f)                                   Except for a Demand Registration and Underwritten Shelf Take-down, the Board shall have the right to select the underwriter or underwriters in connection with any Public Offering.  In connection with the offering of Registrable Securities pursuant to a Demand Registration or Underwritten Shelf Take-down, the holders of a majority of the Registrable Securities to be registered in a Demand Registration shall select the underwriter or underwriters, provided that such selection shall be subject to the consent of the Board, which consent shall not be unreasonably withheld.  In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form, provided that the scope of the indemnity contained in such underwriting agreement on the part of the selling Stockholders is not more extensive than the indemnity described in Section 7.07 hereof), provided that such agreements are consistent with this Agreement, and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.  The Company shall make such representations and warranties to the holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings and take any other actions as the Sponsors, or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities.  Each Stockholder participating in such underwriting shall also enter into such agreement, provided that the terms of any such agreement are consistent with this Agreement.

(g)                                  Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 7.05 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law.  Each Stockholder agrees that at the time that such Stockholder is a Registering Stockholder, information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in Common Stock unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h)                                 The Company shall cause to be furnished to each Registering Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter therefor reasonably requests.

(i)                                     The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earning statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.  The Company shall cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings to be made with FINRA.

(j)                                    The Company may require each such Registering Stockholder, by written notice given to each such Registering Stockholder not less than ten (10) days prior to the filing date of such registration statement, to promptly, and in any event within seven (7) days after receipt of such notice, furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.  Each holder of Registrable Securities agrees to furnish such information to the Company and cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(k)                                 Each Stockholder agrees that at the time that such Stockholder is a Registering Stockholder, upon receipt of any written notice from the Company of the occurrence of any event requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of a supplemented or amended prospectus, and, if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 7.05(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 7.05(e) to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 7.05(e).

(l)                                     The Company shall use its reasonable best efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded and if none of the Registrable Securities are so listed, on any securities exchange or quotation system on which similar securities issued by the Company are then listed, and if no such similar securities are listed, on any national securities exchange.

(m)                             The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other reasonable actions to obtain ratings for any Registrable Securities and (iii) otherwise use their reasonable best efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 7.06.                                               Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Stockholder, its officers, directors, employees, managers, members, partners and agents, and each Person, if any, who controls any such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or caused by or related to any violation or alleged violation of the Securities Act or Exchange Act, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made in reliance upon and in conformity with information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to such Stockholder and it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages.

Section 7.07.                                               Indemnification by the Participating Stockholders.  Each Stockholder, at the time that such Stockholder is a Registering Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless from and against all Damages the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (i) with respect to information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was available to such Stockholder and would have cured the defect giving rise to such Damages.  As a condition to including Registrable Securities in any registration statement filed in accordance with Article 7, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Stockholder shall be liable under this Section 7.07 for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.

Section 7.08.                                               Conduct of Indemnification Proceedings.  If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 7, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 7.09.                                                  Contribution.

(a)                                 If the indemnification provided for in this Article 7 is unavailable to the Indemnified Parties or insufficient in respect of any Damages (other than by reason of the exceptions provided herein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages, as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)                                 The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 7.09 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 7.09, no Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate exceeds the amount of any Damages that such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Subject to the foregoing and as among the Stockholders, each Stockholder’s obligation to contribute pursuant to this Section 7.09 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Registering Stockholders and not joint.

Section 7.10.                                               Cooperation by the Company.  With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)                                 make and keep public information available, as those terms are defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c)                                  furnish to any Stockholder, so long as such Stockholder owns any Registrable Securities, upon request by such Stockholder, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for a Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Stockholder to sell any such securities without registration.

(d)                                 Upon the request of any Stockholder, instruct the transfer agent in writing that it shall rely on the written legal opinion of such Stockholder’s counsel, and shall act in accordance with the written instructions of such Stockholder’s counsel, with respect to any transfer of Equity Securities.

Section 7.11.                                               Restriction on Company Grants of Subsequent Registration Rights.  The Company covenants and agrees, that so long as any Sponsor holds any Registrable Securities in respect of which registration rights provided for in Section 7.01 of this Agreement remain in effect, the Company will not, directly or indirectly, without the Requisite Consent, grant to any Person or agree to otherwise become obligated in respect of (i) the rights of registration in the nature or substantially in the nature of those set forth in Section 7.01 of this Agreement that would have priority over or parity with the Registrable Securities with respect to the inclusion of such securities in any registration or (ii) demand registration rights exercisable prior to such time as the Sponsors can first exercise their rights under Section 7.01.

Section 7.12.                                               Assignment of Registration Rights.  Following an IPO, the registration rights granted pursuant to this Article 7 shall not be assignable.

Section 7.13.                                                  [Intentionally Omitted.]

ARTICLE 8

CERTAIN COVENANTS AND AGREEMENTS

Section 8.01.                                                  [Intentionally Omitted.]

Section 8.02.                                               [Intentionally Omitted.]

Section 8.03.                                Certain Canadian Securities Law Matters.  The Company shall provide to CapitalCo, upon request, information concerning the number of beneficial owners of New Class A Common Stock and the owners’ jurisdictions of residence, and the percentage of New Class A Common Stock beneficially owned by residents of Canada, as of the date on which any shares of Common Stock were or are acquired by any CapitalCo Stockholder and as of the date of the IPO.  The Company shall cooperate with CapitalCo and provide such documentation to the Canadian securities regulatory authorities as may be reasonably requested by CapitalCo in order to facilitate the resale of any shares of Common Stock that may be held by any CapitalCo Stockholder pursuant to applicable Canadian securities laws.

Section 8.04.                                                  Confidentiality.

(a)                                 Each Stockholder agrees that it shall (and shall cause its Affiliates (other than Affiliates that are a Company Competitor) and its and their officers, directors, employees, partners, legal counsel, agents and representatives to) (collectively, the “Confidentiality Affiliates”)) (i) hold confidential and not disclose (other than by a Stockholder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior approval of the Board, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know how and computer programming and other software techniques) provided or developed by the Company and any of its Subsidiaries, another Stockholder or its Confidentiality Affiliates in connection herewith or with the Business, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which any of the Company and any of its Subsidiaries or the disclosing Stockholder or any of their Confidentiality Affiliates reasonably communicated, or the receiving Stockholder or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company and monitoring its investment in the Company; provided, however, that Stockholders may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to a Stockholder and, in connection with a Transfer of Equity Securities permitted under this Agreement, to prospective purchasers of Equity Securities from a Stockholder, after such prospective purchaser has entered into a non-disclosure agreement reasonably acceptable to the Company, as well as to such prospective purchaser’s legal counsel, auditors, agents and representatives.  Notwithstanding the foregoing, Stockholders may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of a Stockholder or its Confidentiality Affiliates, subject to such limited partners or prospective limited partners or investors having agreed to maintain the confidentiality of any such Confidential Information; provided, however, that each Stockholder shall not (and shall cause its Confidentiality Affiliates and its limited partners or prospective limited partners or investors of such Stockholder or its Confidentiality Affiliates not to) disclose any Confidential Information to any Person that is a Company Competitor.  Each Stockholder agrees that it shall be responsible and liable for any breach of this Section 8.04 by its Confidentiality Affiliates and its limited partners or prospective limited partners or investors of such Stockholder or its Confidentiality Affiliates (as if such Confidentiality Affiliates, limited partners or prospective limited partners or investors were parties to and bound by the provisions of this Section 8.04 by which such Stockholder is bound).

(b)                                 The obligations contained in Section 8.04(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving Stockholder’s obligations hereunder, known to the public, (ii) becomes known to the receiving Stockholder or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the disclosing Stockholder’s or discloser’s

Confidentiality Affiliates or a third party, (iii) is independently developed by the receiving Stockholder or its Confidentiality Affiliates, or (iv) is required to be disclosed by law, governmental regulation or applicable legal process; provided, that to the extent permitted by law, such Stockholder shall notify the Company promptly of such request or requirement so that the Company may seek an appropriate protective order or other appropriate relief; provided, further, that in the absence of a protective order or other appropriate relief, the Stockholder shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company shall designate.

Section 8.05.                                                  Management Stockholders Non-Compete.

(a)                                 Except as provided below, each Management Stockholder, for so long as he or she is employed by the Company or any of its Subsidiaries, and for the Non-Competition Period, such Management Stockholder shall not, without the express written consent of the Company, directly or indirectly, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) any Company Competitor.

(b)                                 Each Management Stockholder agrees that for so long as he or she is employed by the Company or any of its Subsidiaries, and for the Non-Competition Period, such Management Stockholder shall not, directly or indirectly, (i) solicit for employment or employ any person who is employed by the Company, (ii) encourage any officer, employee, client, customer or supplier to terminate or alter his, her, or its relationship or employment with the Company or any of its Subsidiaries, or (iii) solicit for or on behalf of any Company Competitor any client, customer or supplier of the Company or any of its Subsidiaries, and divert to any Person any client or business opportunity of the Company or any of its Subsidiaries.

(c)                                  In furtherance and not in limitation of the foregoing restrictions, during each Management Stockholder’s employment with the Company or any of its Subsidiaries and the Non-Competition Period, subject to each Management Stockholder’s duties of employment, each Management Stockholder shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of the Company.

(d)                                 If any court of competent jurisdiction in a final nonappealable determines that a specified time period, a geographical area, a specified business limitation or any other relevant feature of this Section 8.05 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(e)                                  Each Management Stockholder, while he or she is employed by the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

Section 8.06.                                                  Directors’ and Officers’ Insurance.  The Company shall purchase, within a reasonable period following the Closing, and maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the Closing is or was a director or officer of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee or agent of another limited company, corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions.  The provisions of this Section 8.06 shall survive any termination of this Agreement.

Section 8.07.                                                  No Exclusive Duty to Company.  In recognition that the Sponsors currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Sponsor (or one or more Affiliates, associated investment funds, portfolio companies or employees) may serve as an advisor, a director or in some other capacity, and in recognition that such Sponsor (or one or more Affiliates, associated investment funds, portfolio companies or employees) may have a myriad of duties to various investors and partners, and in anticipation that the Company, on the one hand, and such Stockholder (or one or more Affiliates, associated investment funds, portfolio companies or employees), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any Sponsor who desires and endeavors fully to satisfy such Sponsor’s duties, in determining the full scope of such duties in any particular situation, the provisions of this Section 8.07 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve such Sponsor.

(a)                                 Such Sponsor shall have the right:

to directly or indirectly engage in or invest in any business (including any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its Subsidiaries);

to directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries;

to take any other action that such Sponsor believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 8.07; and

not to present potential transactions, matters or business opportunities to the Company or any of its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b)                                 Such Sponsor (or one or more Affiliates, associated investment funds, portfolio companies or employees) shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or to refrain from any actions specified in Section 8.07(a), and the Company, on its own behalf and on behalf of its Subsidiaries, hereby renounces and waives any right to require such Sponsor (or one or more

Affiliates, associated investment funds, portfolio companies or employees) to act in a manner inconsistent with the provisions of Section 8.07(a).

(c)                                  Such Sponsor and its Affiliates, associated investment funds, portfolio companies and employees shall not be liable to the Company or any of its Subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 8.0(c) or such Sponsor’s or its Affiliates’, associated investment funds’, portfolio companies’ or employees’ participation therein.

Section 8.08.                                                  [Intentionally Omitted.]

Section 8.09.                                                  [Intentionally Omitted.]

ARTICLE 9

MISCELLANEOUS

Section 9.01.                                                  Binding Effect; Assignability; Benefit.

(a)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  Any Stockholder that ceases to beneficially own any Equity Securities shall cease to be bound by the terms hereof (other than as expressly set forth herein or with respect to Section 8.04 or Article 9).

(b)                                 Other than as expressly set forth herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Equity Securities or otherwise.  Any Person acquiring Equity Securities that is required or permitted by the terms of this Agreement to become a party hereto shall (unless already bound hereby) execute a Joinder Agreement and shall thenceforth be a “Stockholder” and not a “Sponsor”; provided, however, that any Person that acquires all Equity Securities then held by a Sponsor shall be deemed a “Sponsor”.

(c)                                  Except for Sections 7.06, 7.07, 7.08, 7.09, 8.06, 8.07, 9.04, 9.05, 9.06, and 9.07, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.02.                                               Notices.  All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, telex, telecopier or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

c/o INC Research, LLC

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Attention:  General Counsel

Facsimile No.:  (919) 334-3666

If to any of the Avista Funds, to:

c/o Avista Capital Holdings, L.P.

65 East 55th Street

18th Floor

New York, NY 10022

Attention: David Burgstahler

Ben Silbert, Esq.

Facsimile: (212) 593-6901

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: David Blittner

Facscimile: (212) 310-8007

If to CapitalCo, to:

c/o Ontario Teachers’ Pension Plan Board

5650 Yonge Street, 8th Floor

Toronto ON M2M 4H5

Attention:  Terry Woodward

Stephen Solursh, Esq.

Facsimile:  (416) 730-3771

with a copy to (which shall not constitute notice):

Torys LLP

237 Park Avenue

New York, NY 10017

Attention: Joseph J. Romagnoli

Facsimile: (212) 682-0200

If to any other Stockholder, to the address or facsimile number opposite such Stockholder’s name on Schedule A.

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when transmission confirmation is received, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 9.03.                                                  Waiver; Amendment; Termination.

(a)                                 No provision of this Agreement may be waived, amended or otherwise modified except by an instrument in writing executed by (i) the Company and (ii) with the

Requisite Consent; provided, however, that any waiver, amendment or modification that adversely affects Management Stockholders disproportionately as compared to the Sponsors (taking into account and considering the rights of Management Stockholders prior to such amendment or modification), shall require the prior written consent of the holders of a majority of the shares of Common Stock then held by the Management Stockholders; provided, further, that any waiver, amendment or modification that materially and adversely affects a Stockholder disproportionately as compared to all other Stockholders, shall require the prior written consent of a majority-in-interest of such Stockholders so adversely affected; provided, further, that no update of any Schedule hereto shall be deemed to constitute an amendment to this Agreement.

(b)                                 This Agreement shall terminate at such time that there are no Registrable Securities, except for the provisions of Sections 7.06, 7.07, 7.08 and 7.09 and all of this Article 9.

Section 9.04.                                               Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or equity holder of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member or equity holder of any Stockholder or any current or future director, officer, employee, partner or member or equity holder of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 9.05.                                               Governing Law; Venue.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing, whether arising in law or equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any legal action or proceeding with respect this Agreement shall be brought in the courts of the United States District Court for the District of Delaware or any other competent court of the State of Delaware, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts.  Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party agrees that service of process upon such party in any action shall be effective if notice is given in accordance with Section 9.02.

Section 9.06.                                               WAIVER OF JURY TRIAL.  EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY

IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

Section 9.07.                                               Specific Enforcement; Cumulative Remedies.  The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

Section 9.08.                                               Entire Agreement.  This Agreement, together with all agreements referenced to herein and any schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

Section 9.09.                                                  Severability.

(a)                                 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b)                                 To the extent the terms of the By-laws or any other constitutive documents of the Company are contradictory to, or inconsistent with, the terms of this Agreement, the terms of this Agreement shall, to the extent permitted by law, supersede such conflicting or inconsistent terms.  All terms of the By-laws and any other constitutive documents not contradictory to, or inconsistent with, the terms of this Agreement shall remain in full force and effect.

Section 9.10.                                                  Ownership Thresholds; Levels. Solely for the purposes of determining ownership thresholds of New Class A Common Stock or New Class B Common Stock or percentages or ownership levels of shares of New Class A Common Stock or New Class B Common Stock of either Sponsor hereunder, the shares of New Class A Common Stock and/or New Class B Common Stock owned by the Mezzanine Co-Invest Vehicle shall be allocated fifty percent (50%) to each Sponsor, and shares owned by a Sponsor Affiliate of any Sponsor shall be affiliate to such applicable Sponsor.

Section 9.11.                                                  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INC RESEARCH HOLDINGS, INC.

By:
Name: Christopher L. Gaenzle
Title: Secretary

[Signature Page to Amended & Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AVISTA CAPITAL PARTNERS II, L.P.
By:	Avista Capital Partners II GP, LLC
its General Partner

By:
Name: David Burgstahler
Title: Authorized Representative

AVISTA CAPITAL PARTNERS (OFFSHORE) II, L.P.
By:	Avista Capital Partners II GP, LLC
its General Partner

By:
Name: David Burgstahler
Title: Authorized Representative

AVISTA CAPITAL PARTNERS (OFFSHORE) II-A, L.P.
By:	Avista Capital Partners II GP, LLC
its General Partner

By:
Name: David Burgstahler
Title: Authorized Representative

ACP INC RESEARCH CO-INVEST, LLC
By:	Avista Capital Partners II GP, LLC
its manager

By:
Name: David Burgstahler
Title: Authorized Representative

INC RESEARCH MEZZANINE CO-INVEST, LLC
By:	Avista Capital Partners II GP, LLC
its manager

By:
Name: David Burgstahler
Title: Authorized Representative

[Signature Page to Amended & Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

1829356 ONTARIO LIMITED

By:
Name: Terry Woodward
Title: Director

[Signature Page to Amended & Restated Stockholders Agreement]

MANAGEMENT STOCKHOLDERS:

Duncan Jamie Macdonald

Jean S. Chitwood

Kelvin Logan

Nicholas Kenny

Alistair Macdonald

Michael Gibertini

Karen M. Wall

Dr. Michael Corrado

[Signature Page to Amended & Restated Stockholders Agreement]

CORRADO FAMILY LIMITED PARTNERSHIP

By:
Name: Michael Corrado
Title: Managing Partner

John Potthoff

James T. Ogle

Kevin L. Keim

Malcolm Fletcher

Patricia B. Monteforte

Jeffrey Kueffer

James A. Bannon

Robert Breckon

[Signature Page to Amended & Restated Stockholders Agreement]

Charles Cumings Harwood, Jr.

Thomas Schlagheck

Thomas Zoda

Andrew Silverman

Richard Mark

William Pierce

Melissa Leigh Price

Noel Marsden

Judy Swilley

[Signature Page to Amended & Restated Stockholders Agreement]

SCHEDULE A

STOCKHOLDERS OF THE COMPANY

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Second Amended & Restated Stockholders Agreement, dated as of [•], 2014 (the “Stockholders’ Agreement”), among INC RESEARCH HOLDINGS, INC., AVISTA CAPITAL PARTNERS II, L.P., AVISTA CAPITAL PARTNERS (OFFSHORE) II, L.P., AVISTA CAPITAL PARTNERS (OFFSHORE) II-A, L.P., 1829356 ONTARIO LIMITED and certain other persons named therein, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “Stockholder” (for the avoidance of doubt, the Joining Party shall in no case be deemed a “Sponsor”), except in the event a Person acquires all Equity Securities held by a Sponsor in accordance with the Stockholders’ Agreement and as contemplated in Section 9.01(b) of the Stockholders’ Agreement, under the Stockholders’ Agreement as of the Effective Time and shall have all of the rights and obligations of the Stockholder from whom it has acquired Equity Securities (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement.  The Joining Party hereby ratifies, as of the Effective Time, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ,

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

AGREED ON THIS [      ] day of [                  ], 20[    ]:

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B

BY-LAWS OF THE COMPANY